Exhibit 2.3
JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of March 25, 2015 (this “Agreement”), is made and entered into by and among Uphill Investment Co., a PRC limited liability company (“Parent”), Indigo Acquisition Sub, Inc., a Delaware corporation and wholly-owned (direct or indirect) subsidiary of Parent (“Acquisition Sub”) and Integrated Silicon Solution Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of March 12, 2015 (the “Merger Agreement”).
WITNESSETH:
WHEREAS, Parent and the Company have entered into the Merger Agreement pursuant to which and subject to the terms and conditions thereof, at the Effective Time, Acquisition Sub shall merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned (direct or indirect) Subsidiary of Parent;
WHEREAS, Acquisition Sub was formed as a corporation organized under the laws of the State of Delaware and is a wholly-owned (direct or indirect) Subsidiary of Parent formed pursuant to the Merger Agreement for the purpose of serving as Acquisition Sub thereunder; and
WHEREAS, pursuant to the Merger Agreement, Parent has caused Acquisition Sub to execute this Joinder to become a party to the Merger Agreement and be bound by the terms, covenants and other provisions thereof applicable to it as Acquisition Sub on the terms hereof.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Merger Agreement, the parties hereto agree as follows:
1.Joinder. By executing this Agreement, Acquisition Sub shall become a party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to it as Acquisition Sub, with the same force and effect as if originally named therein.
2.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
3.Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
PARENT:
UPHILL INVESTMENT CO.
By: /s/ Xu Wei
Name: Xu Wei
Title: Executive Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
ACQUISITION SUB:
INDIGO ACQUISITION SUB, INC.
By: /s/ Xu Wei
Name: Xu Wei
Title: President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above,
COMPANY:
INTEGRATED SILICON SOLUTION, INC.
By: /s/ Jimmy S.M. Lee
Name: Jimmy S.M. Lee
Title: Executive Chairman of the Board